Exhibit 25.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b) (2)

REGIONS BANK

(Exact name of trustee as specified in its charter)

An Alabama Banking Corporation	63-0371319
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Regions Bank

Corporate Trust Department

1901 6th Avenue North, 28th Floor

Birmingham, Alabama 35203

(Address of principal executive offices)

Caroline Oakes

Senior Vice President & Trust Officer

Regions Bank, Corporate Trust Services

315 Deaderick Street, 4th Floor

Nashville, Tennessee 37238

(615) 770-4354

(Name, address and telephone number of agent for service)

CHS/Community Health Systems, Inc.

(Exact name of obligor as specified in its charter)

Delaware	76-0137985
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(615) 465-7000

(Address of principal executive offices)

[    ]% Senior Notes due [    ]

(Title of the indenture securities)

Item 1.	General Information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Federal Reserve Bank of Atlanta, 1000 Peachtree Street NE, Atlanta, Georgia 30309-4470

Alabama State Banking Department, P.O. Box 4600, Montgomery, Alabama 36103-4600

(b)	Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2.	Affiliations with Obligor. If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

No responses are included for Items 3-15 of this Form T-1 because to the best of the Trustee’s knowledge, the obligor is not in default as provided under Item 13.

Item 16.	List of Exhibits.

Exhibit 1(a).	Restated Articles of Incorporation of the Trustee (incorporated by reference to Exhibit 1 to Form T-1, Registration Number 22-21909).

Exhibit 1(b).	Articles of Amendment to Restated Articles of Incorporation of the Trustee (incorporated by reference to Exhibit 1(b) to Form T-1, filed as Exhibit 25-F to the Form 8-K Current Report of BellSouth Telecommunications, Inc. dated October 9, 1997).

Exhibit 1(c).	Articles of Amendment to Articles of Incorporation of the Trustee (incorporated by reference to Exhibit 1(c) to Form T-1, filed as Exhibit 25-E to the Form S-3/A of BellSouth Corporation, Registration Number 333-117772 filed on August 17, 2004).

Exhibit 1(d).	Articles of Restatement of Articles of Incorporation of the Trustee, attached as Exhibit 1(d).

Exhibit 2.	Not applicable.

Exhibit 3.	Authorization of the Trustee to exercise corporate trust powers (incorporated by reference to Exhibit 3 to Form T-1, Registration No. 22-21909).

Exhibit 4.	Bylaws of the Trustee, attached as Exhibit 4.

Exhibit 5.	Not applicable.

Exhibit 6.	The consent of the trustee required by Section 321(b) of the Act, attached as Exhibit 6.

Exhibit 7.	A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority, attached as Exhibit 7.

Exhibit 8.	Not applicable.

Exhibit 9.	Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Regions Bank, an Alabama banking corporation, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Nashville and State of Tennessee on the 23rd day of May, 2012.

REGIONS BANK

By:	/s/ Caroline Oakes
Name: Caroline Oakes Title: Senior Vice President and Trust Officer

Exhibit 1(d) to Form T-1

This instrument prepared by: Carl L, Gorday Regions Bank 1901 Sixth Avenue North, 18th Floor Birmingham, AL 35203

ARTICLES OF RESTATEMENT OF ARTICLES OF INCORPORATION OF REGIONS BANK

REGIONS BANK, a corporation organized and existing under the Laws of the State of Alabama, hereby certifies as follows:

1.	The name of the corporation is Regions Bank.

2.	This restatement of the Articles of Incorporation restates and integrates the amendments to the Articles of Incorporation of this corporation as previously filed and further amends the Articles of Incorporation by amending Article 5 of the Articles of Incorporation as previously filed.

3.	The text of the Restated Articles of Incorporation reads as herein set forth in full:

RESTATED ARTICLES OF INCORPORATION

OF

REGIONS BANK

1. The name of this corporation shall be Regions Bank.

2. The principal place of business shall be 1900 Fifth Avenue North, Birmingham, Alabama. The general business of Regions Bank (the “Bank”) shall be conducted at its main office and its branches and other facilities.

3. The Bank shall have the following objects, purposes and powers:

a. To sue and be sued, complain and defend, in its corporate name.

b. To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

c. To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

d. To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets, subject to the limitations hereinafter prescribed.

e. To lend money and use its credit to assist its employees.

f. To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or Indirect obligations of the United States or of any other government, state, territory, governmental district, or municipality or of any instrumentality thereof as may be permitted by law or appropriate regulations.

g. To make contracts, guarantees, and indemnity agreements and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage, pledge of, or creation of security interests in, all or any of its property, franchises, or income, or any interest therein, not inconsistent with the provisions of the Constitution of Alabama as the same may be amended from time to time.

h. To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

i. To conduct its business, carry on its operations and have offices and exercise the powers granted by this Article, within or without the State of Alabama.

j. To elect or appoint and remove officers and agents of the Bank, and define their duties and fix their compensation.

k. To make and alter by its board of directors bylaws not inconsistent with its articles of incorporation or with the laws of this state for the administration and regulation of the affairs of the Bank.

l. To make donations for the public welfare or for charitable, scientific, or educational purposes.

m. To transact any lawful business which the board of directors shall find will be in aid of governmental policy.

n. To pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.

o. To be a promoter, incorporator, partner, member, trustee, associate, or manager of any domestic or foreign corporation, partnership, joint venture, trust, or other enterprise.

p. To consolidate or merge, before or after the completion of its works or plants, in the manner herein provided, with any other foreign or domestic corporation or corporations engaged in the business of banking or trust companies doing a banking business subject to the limitations hereinafter prescribed.

q. To have and exercise all powers permitted by the laws of Alabama necessary or convenient to effect its purposes.

r. To discount bills, notes or other evidences of debt.

s. To receive and pay out deposits, with or without interest, pay checks, and impose charges for any services.

t. To receive on special deposit money, bullion or foreign coins or bonds or other securities.

u. To buy and sell foreign and domestic exchanges, gold and silver bullion or foreign coins, bonds, bills of exchange, notes and other negotiable paper.

v. To lend money on personal security or upon pledges of bonds, stocks or other negotiable securities,

w. To take and receive security by mortgage, security or otherwise on property, real and personal.

x. To become trustee for any purpose and be appointed and act as executor, administrator, guardian, receiver, or fiduciary.

y. To lease real and personal property upon specific request of a customer, provided it complies with any applicable Alabama laws regulating leasing real property or improvements thereon to others.

z. To perform computer, management and travel agency services for others.

aa. To subscribe to the capital stock and become a member of the federal reserve system and comply with rules and regulations thereof.

bb. To do any business and exercise directly or through operating subsidiaries any powers incident to the business of banks.

4. The duration of the corporation shall be perpetual.

5. The Board of Directors is expressly authorized from time to time to fix the number of Directors which shall constitute the entire Board, subject to the following:

a. The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office, and provided further, shall not be less than three nor more than twenty-five (25). Each Director shall be the record owner of the requisite number of shares of common stock of the Bank’s parent bank holding company fixed by the appropriate regulatory authorities,

b. Notwithstanding any other provisions of the Articles of Incorporation or the bylaws of the Bank (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Bank), any Director or the entire Board of Directors of the Bank may be removed at any time, with or without cause by the affirmative vote of the holders of ninety percent (90%) or more of the outstanding shares of capital stock of the Bank entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

6. The aggregate number of shares of capital stock which the Bank shall have authority to issue is five hundred eighty thousand five hundred forty six (580,546), of which thirty thousand five hundred forty six (30,546) shares shall be common stock, par value five dollars ($5.00) per share (the “Common Stock”), and five hundred fifty thousand (550,000) shares shall be preferred stock, par value one thousand and no/100 dollars ($1,000.00) per share (the “Preferred Stock”). The Bank shall not issue fractional shares of stock, but shall pay in cash the fair value of fractions of a share as of the time when those otherwise entitled to receive such fractions are determined.

a. Shareholders shall not have pre-emptive rights to purchase shares of any class of capital stock of the Bank. The Bank, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

b. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock, for such consideration and on such terms as it may determine, as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers and relative participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

(1) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(3) whether or not the shares of such series shall be subject to redemption by the Bank and the times, prices, and other terms and conditions of such redemption;

(4) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Bank or any other Person and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(7) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Bank or upon any distribution of its assets; and

(8) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

c. Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine. Every share of Common Stock of the Bank shall have one vote at any meeting of the shareholders and may be voted by the shareholders of record either in person or by proxy.

d. All shares of any one series of Preferred Stock shall be identical in all respects except as to the dates from which dividends thereon may be cumulative. All series of the Preferred Stock shall rank equally and be identical in all respects except as otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock.

e. Whenever dividends upon the Preferred Stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors, subject to the terms of any series of Preferred Stock, may declare and pay dividends on the Common Stock, payable in cash, stock or otherwise; and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the terms of any series of Preferred Stock.

f. In the event of any liquidation, dissolution, or winding up of the Bank or upon the distribution of the assets of the Bank remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled as provided in the resolution or resolutions creating any series thereof, the remaining assets of the Bank shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions. Neither the merger or consolidation of the Bank with another corporation nor the sale or lease of all or substantially all of the assets of the Bank shall be deemed to be a liquidation, dissolution, or winding up of the Bank or a distribution of its assets.

g. Except as otherwise required by law or provided by the terms of any series of Preferred Stock, the holders of Common Stock shall have the exclusive power to vote and shall have one vote in respect of each share of such stock held by them; and the holders of Preferred Stock shall have no voting power whatsoever. Except as otherwise provided in the terms of any series of Preferred Stock, the number of authorized shares of the Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Bank entitled to vote.

h. Pursuant to the provisions of this Article 6, a series of Series 1999-A Cumulative Preferred Stock, consisting of fifty thousand (50,000) shares, is hereby established and authorized to be issued, and in addition to such matters specified elsewhere in this Article 6, such Series 1999-A Cumulative Preferred Stock shall have the following powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

(1) Designation and Amount. The fifty thousand (50,000) shares of Preferred Stock shall be designated as Series 1999-A Cumulative Preferred Stock (“Series 1999-A Preferred Stock”), and the number of shares constituting the Series 1999-A Preferred Stock shall be fifty thousand (50,000). The liquidation preference of the Series 1999-A Preferred Stock shall be $1,000 per share (“Series 1999-A Liquidation Value”).

(2) Rank. The Series 1999-A Preferred Stock shall, with respect to dividend rights and upon liquidation, winding up and dissolution, rank (i) senior to the Common Stock and to all classes and series of stock of the Bank now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series 1999-A Preferred Stock, or which do not specify their rank (collectively with the Common Stock, the “Series 1999-A Junior Securities”); (ii) on a parity with the Series 1999-B Preferred Stock and each other class of capital stock or series of preferred stock issued by the Bank after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series 1999-A

Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Bank (collectively referred to as “Series 1999-A Parity Securities”); and (iii) junior to each other class of capital stock or other series of Series 1999-A Preferred Stock issued by the Bank after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series 1999-A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Bank (collectively referred to as “Series 1999-A Senior Securities”), provided that any such Series 1999-A Senior Securities that were not approved by the holders of Series 1999-A Preferred Stock in accordance with Article 6(h)(8)(A) hereof shall be deemed to be Series 1999-A Junior Securities and not Series 1999-A Senior Securities.

(3) Dividends. Dividends are payable on the Series 1999-A Preferred Stock as follows:

(A) The holders of shares of the Series 1999-A Preferred Stock in preference to the Series 1999-A Junior Securities shall be entitled to receive, out of funds legally available for that purpose, and when, as, and if declared by the Board of Directors of the Bank, dividends payable in cash at the annual rate of eight and 80/100 percent (8.80%) of the Series 1999-A Liquidation Value.

(B) Such dividends shall be cumulative and shall accumulate from the Issue Date whether or not earned or declared and be payable in arrears in cash in equal quarterly payments on each Dividend Payment Date of each year to holders of record at the close of business on the applicable Record Date for dividends declared by the Board of Directors in preference to dividends on any Series 1999-A Junior Securities, commencing on January 31, 2000 with respect to Series 1999-A Preferred Stock issued prior to that Dividend Payment Date; provided that dividends payable on the Series 1999-A Preferred Stock for the first quarterly Dividend Period following the Issue Date (and any dividend payable for a period less than a full quarterly period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Dividend Period. Dividends on such Series 1999-A Preferred Stock shall be paid only in cash. All dividends paid with respect to shares of Series 1999-A Preferred Stock pursuant to this paragraph h(3)(B) shall be paid pro rota to the holders entitled thereto.

(C) Accumulated but unpaid dividends for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Bank on the 15th day of the month in which a dividend is declared. Holders of shares of Series 1999-A Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the shares of Series 1999-A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Series 1999-A Preferred Stock that may be in arrears.

(D) (i) So long as any shares of Series 1999-A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or Series 1999-A Junior Securities and other than as provided in clause (ii) below) shall be declared, paid or set aside for payment or other distribution upon the Common Stock, any Series 1999-A Junior Securities, the Series 1999-B Preferred Stock or any other Series 1999-A Parity Securities, nor shall any shares of the Common Stock, any other Series 1999-A Junior Securities, the Series 1999-B Preferred Stock or any other Series 1999-A Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Bank (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other Series 1999-A Junior Securities) unless, in each case, the full cumulative dividends on all outstanding shares of the Series 1999-A Preferred Stock shall have been declared and paid, when due, for all Dividend Periods terminating on or prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

(ii) When dividends are not paid in full, as provided in clause (i) above, upon the shares of the Series 1999-A Preferred Stock, the Series 1999-B Preferred Stock or any Series 1999-A Parity Securities, dividends may be declared and paid upon any such shares, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the Series 1999-A Preferred Stock, the Series 1999-B Preferred Stock and any other Series 1999-A Parity Securities, in all cases shall bear to each other the same ratio that the amount of accumulated but unpaid dividends per share on the shares of the Series 1999-A Preferred Stock, the Series 1999-B Preferred Stock and such other Series 1999-A Parity Securities bear to each other.

(iii) Any dividend payment made on shares of Series 1999-A Preferred Stock shall be credited first against the dividends accumulated with respect to the earliest Dividend Period for such Series 1999-A Preferred Stock for which dividends have not been paid.

(4) Liquidation Preference.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Bank which occurs before April 30, 2020, the holders of shares of Series 1999-A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Bank available for distribution to its stockholders an amount in cash equal to the Series 1999-A Liquidation Value for each share outstanding, plus an amount in cash equal to all accumulated but unpaid dividends thereon, whether or not earned or declared, before any payment shall be made or any assets distributed to the holders of Series 1999-A Junior Securities. If the assets of the Bank are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series 1999-A Preferred Stock and any Series 1999-A Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series 1999-A Preferred Stock and the holders of outstanding shares of such Series 1999-A Parity Securities are entitled were paid in full.

(B) For the purpose of this paragraph h(4), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Bank, nor the consolidation or merger of the Bank with any one or more other corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Bank, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Bank.

(5) Redemption. The Series 1999-A Preferred Stock is not redeemable prior to April 30, 2020. On April 30, 2020 (the “Series 1999- A Redemption Date”), the Series 1999-A Preferred Stock shall be redeemed by the Bank in whole for cash out of any source of funds legally available at a redemption price equal to 100% of the Series 1999- A Liquidation Value per share plus all accumulated and unpaid dividends thereon (the “Series 1999-A Redemption Price”). The Series 1999-A Preferred Stock is not subject to any sinking fund.

(6) Procedure for Redemption.

(A) Upon redemption of the Series 1999-A Preferred Stock pursuant to Article 6(h)(5) hereof, notice of such redemption (a “Series 1999-A Notice of Redemption”) shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the Series 1999-A Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Bank; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Bank has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the Series 1999-A Redemption Date; (ii) the Series 1999-A Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Series 1999-A Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accumulate on such Series 1999-A Redemption Date unless the Bank shall default in payment of the Series 1999-A Redemption Price; and (v) the CUSIP number of the shares being redeemed.

(B) If a Series 1999-A Notice of Redemption shall have been given as aforesaid and the Bank shall have deposited on or before the Redemption Date a sum sufficient to redeem the shares of Series 1999-A Preferred Stock as to which a Series 1999- A Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Series 1999-A Redemption Price to the holders thereof, or if no such deposit is made, then upon the Series 1999-A Redemption Date (unless the Bank shall default in making payment of the Series 1999-A Redemption Price), all rights of the holders thereof as stockholders of the Bank by reason of the ownership of such shares (except their right to receive the Series 1999-A Redemption Price thereof without interest) shall cease and terminate and (except their right to receive the Series 1999-A Redemption Price thereof, but without Interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Bank shall be entitled to receive, from time to time, from the Transfer Agent the interest, if any, earned on such moneys deposited with It, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Series 1999-A Preferred Stock so called for redemption shall not claim the Series 1999-A Redemption Price for its shares within three (3) months after the date of redemption, the Transfer Agent shall, upon demand, pay over to the Bank such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder shall look only to the Bank for payment thereof.

(C) Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Series 1999-A Redemption Date, the Bank shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Series 1999-A Redemption Price for the shares to be redeemed on the Series 1999-A Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Series 1999-A Redemption Price. The Bank may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such Investment will be available to the Transfer Agent in the City of New York at the opening of business on such Series 1999-A Redemption Date.

(D) Except as otherwise expressly set forth in this paragraph h(6), nothing contained in these Restated Articles of Incorporation shall limit any legal right of the Bank to purchase or otherwise acquire any shares of Series 1999-A Preferred Stock at any price, whether higher or lower than the Series 1999-A Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise; provided that the Bank may not purchase or otherwise acquire shares of Series 1999-A Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of the Series 1999-A Preferred Stock for all Dividend Period(s) terminating on or before the date of such purchase or acquisition shall have been or are being contemporaneously paid or set apart for payment.

(E) If the Bank shall not have funds legally available for the redemption of all of the shares of Series 1999-A Preferred Stock on the Series 1999-A Redemption Date, the Bank shall redeem on the Series 1999-A Redemption Date only the number of shares of Series 1999-A Preferred Stock as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Series 1999-A Preferred Stock shall be redeemed, at the option of the Bank, on the earliest practicable date next following the day on which the Bank shall first have funds legally available for the redemption of such shares.

(F) Prior to calling the Series 1999-A Preferred Stock for redemption in accordance with this paragraph h(6), the Bank, by resolution of its Board of Directors, shall, to the extent of the redemption amount, to the extent of any such funds legally available therefor and to the extent permitted by law, declare a dividend on the Series 1999-A Preferred Stock payable on or prior to the Series 1999-A Redemption Date in an amount equal to any accumulated and unpaid dividends on the Series 1999-A Preferred Stock as of such date.

(7) Reacquired Shares. Shares of the Series 1999-A Preferred Stock that have been redeemed, purchased or otherwise acquired by the Bank are not subject to reissuance or resale as shares of Series 1999-A Preferred Stock and shall be held in treasury. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Bank shall designate them again for issuance as part of a series.

(8) Voting Rights. The holders of the Series 1999-A Preferred Stock shall have no voting rights, except as expressly provided for by the terms of this paragraph h(8):

(A) In addition to any vote or consent of stockholders required by law, except as permitted in Articles 6(h)(9)(A) and 6(h)(9)(B), the approval of the holders of two-thirds of the outstanding shares of Series 1999-A Preferred Stock, voting as a class, shall be required for the Bank: (i) to amend, alter or repeal any of the provisions of these Restated Articles of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series 1999-A Preferred Stock so as to materially and adversely affect them; (ii) to authorize the merger, consolidation, or reclassification of the Bank with or into another Person other than subsidiaries wholly owned, directly or indirectly, by the Corporation; (iii) to dissolve, liquidate or wind up the affairs of the Bank; or (iv) to authorize or issue, or obligate itself to authorize or issue, any Series 1999-A Senior Securities.

(B) If at any time dividends on the Series 1999-A Preferred Stock or any other Series 1999-A Parity Securities shall be in arrears in an amount equal to six (6) quarterly dividends, the number of directors constituting the Board of Directors of the Bank shall be Increased by two (2) and the holders of the Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities with similar voting rights, voting together as a single class, shall be entitled to elect two (2) additional persons to fill such newly created directorships. At such time as all dividends accumulated on the outstanding Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities with similar voting rights have been fully paid, the rights of such holders to vote as provided in this paragraph h(8)(B) shall cease, subject to renewal from time to time upon the same terms and conditions.

During any period when the holders of the Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities have the right to vote as a class for directors as provided above, the directors so elected by the holders of the Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities with similar voting rights shall continue in office until their successors shall have been elected or until termination of the right of the holders of the Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities to vote as a class for directors. For purposes of the foregoing, the holders of the Series 1999-A Preferred Stock and any other Series 1999-A Parity Securities shall vote in proportion to their respective liquidation preference of the shares of such stock held by them.

(C) With respect to any right of the holders of shares Series 1999-A Preferred Stock to vote on any matter, whether such right is created by this paragraph h(8)(C), by applicable law or otherwise, no holder of any share of Series 1999-A Preferred Stock shall be entitled to vote, and no share of Series 1999-A Preferred Stock shall be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with a determination of shares entitled to vote or of shares deemed outstanding for quorum purposes, as the case may be, funds sufficient for the redemption of such shares are irrevocably deposited with the Transfer Agent and a Series 1999-A Notice of Redemption has been given by the Bank or an affiliate thereof to the holders of the Series 1999-A Preferred Stock.

(9) Covenants. So long as any shares of Series 1999-A Preferred Stock are outstanding, the Bank covenants and agrees with and for the benefit of the holders of shares of Series 1999-A Preferred Stock that the Bank shall not, without the affirmative vote or consent of holders of two-thirds of the number of shares of Series 1999-A Preferred Stock then outstanding, voting as a separate class at a meeting duly called and held:

(A) amend, alter or repeal any provisions of these Restated Articles of Incorporation (existing prior to and at the time of such vote) so as to materially and adversely affect the rights, preferences, privileges or restrictions of the holders of Series 1999-A Preferred Stock, except that this subsection (A) shall not apply to steps taken by the Bank to issue and the issuance of other preferred stock by the Bank; or

(B) consolidate, merge, or reclassify with or into any other Person, or permit any merger of another Person into the Bank, or enter into a voluntary liquidation or voluntary dissolution of the Bank or enter into a share exchange with another Person, except that the Bank may consolidate, merge, or reclassify with or into another Person or enter a share exchange with another Person if such other Person is a corporation organized under the laws of a state of the United States, such other Person expressly assumes all obligations and commitments of the Bank pursuant to such consolidation, merger, reclassification or share exchange, the outstanding shares of Series 1999-A Preferred Stock are exchanged for, reclassified as or converted into shares of the surviving corporation which have preferences, limitations and relative voting and other rights substantially identical to those of the Series 1999-A Preferred Stock, after giving effect to such merger, consolidation, reclassification or share exchange, no default, or event which with the giving of notice or passage of time or both could become a default by the Bank of its obligations under these Restated Articles of Incorporation, shall have occurred and be continuing, and the Bank shall have received written notice from each of the Rating Agencies, and delivered a copy of such written notice to the Transfer Agent, confirming that such merger, consolidation, reclassification or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Series 1999-A Preferred Stock then outstanding; provided that the Bank shall have delivered to the Transfer Agent and caused to be mailed to each holder of record of Series 1999-A Preferred Stock, at least thirty (30) days prior to any such merger, consolidation, reclassification or share exchange becoming effective, a notice describing such merger, consolidation, reclassification or share exchange, together with an Officers’ Certificate and an Opinion of Counsel, each stating that such merger, consolidation, reclassification or share exchange complies with the requirements of these Restated Articles of Incorporation and that all conditions precedent herein provided for relating to such transaction have been complied with.

i. Pursuant to the provisions of this Article 6, a series of Series 1999-B Cumulative Preferred Stock, consisting of five hundred thousand (500,000)

shares, is hereby established and authorized to be issued, and in addition to such matters specified elsewhere in this Article 6, such Series 1999-B Cumulative Preferred Stock shall have the following powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

(1) Designation and Amount. The five hundred thousand (500,000) shares of Preferred Stock shall be designated as Series 1999-B Cumulative Preferred Stock (“Series 1999-B Preferred Stock”), and the number of shares constituting the Series 1999-B Preferred Stock shall be five hundred thousand (500,000). The liquidation preference of the Series 1999-B Preferred Stock shall be $1,000 per share (“Series 1999-B Liquidation Value”).

(2) Rank. The Series 1999-B Preferred Stock shall, with respect to dividend rights and upon liquidation, winding up and dissolution, rank (i) senior to the Common Stock and to all classes and series of stock of the Bank now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series 1999-B Preferred Stock, or which do not specify their rank (collectively with the Common Stock, the “Series 1999-B Junior Securities”); (ii) on a parity with the Series 1999-A Preferred Stock and each other class of capital stock or series of preferred stock issued by the Bank after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series 1999-B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Bank (collectively referred to as “Series 1999-B Parity Securities”); and (Hi) junior to each other class of capital stock or other series of Series 1999-B Preferred Stock issued by the Bank after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series 1999-B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Bank (collectively referred to as “Series 1999-B Senior Securities”), provided that any such Series 1999-B Senior Securities that were not approved by the holders of Series 1999-B Preferred Stock in accordance with Article 6(i)(8)(A) hereof shall be deemed to be Series 1999-B Junior Securities and not Series 1999-B Senior Securities.

(3) Dividends. Dividends are payable on the Series 1999-B Preferred Stock as follows:

(A) The holders of shares of the Series 1999-B Preferred Stock in preference to the Series 1999-B Junior Securities shall be entitled to receive, out of funds legally available for that purpose, and when, as, and if declared by the Board of Directors of the Bank, dividends payable in cash at the annual rate of eight and 44/100 percent (8.4455) of the Series 1999-B Liquidation Value.

(B) Such dividends shall be cumulative and shall accumulate from the Issue Date whether or not earned or declared and be payable in arrears in cash in equal quarterly payments on each Dividend Payment Date of each year to holders of record at the close of business on the applicable Record Date for dividends declared by the Board of Directors in preference to dividends on any Series 1999-8 Junior Securities, commencing on January 31, 2000 with respect to Series 1999-B Preferred Stock issued prior to that Dividend Payment Date; provided that dividends payable on the Series 1999-B Preferred Stock for the first quarterly Dividend Period following the Issue Date (and any dividend payable for a period less than a full quarterly period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Dividend Period. Dividends on such Series 1999-B Preferred Stock shall be paid only in cash. All dividends paid with respect to shares of Series 1999-B Preferred Stock pursuant to this paragraph i(3)(B) shall be paid pro rota to the holders entitled thereto.

(C) Accumulated but unpaid dividends for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to holders of record on the books of the Bank on the 15th day of the month in which a dividend is declared. Holders of shares of Series 1999-B Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the shares of Series 1999-B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Series 1999-B Preferred Stock that may be in arrears.

(D)(i) So long as any shares of Series 1999-B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or Series 1999- B Junior Securities and other than as provided in clause (ii) below) shall be declared, paid or set aside for payment or other distribution upon the Common Stock, any Series 1999-B Junior Securities, the Series 1999-A Preferred Stock or any other Series 1999-B Parity Securities, nor shall any shares of the Common Stock, any other Series 1999-B Junior Securities, the Series 1999-A Preferred Stock or any other Series 1999-B Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Bank (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other Series 1999-B Junior Securities) unless, in each case, the full cumulative dividends on all outstanding shares of the Series 1999-B Preferred Stock shall have been declared and paid, when due, for all Dividend Periods terminating on or prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

(ii) When dividends are not paid in full, as provided in clause (i) above, upon the shares of the Series 1999-B Preferred Stock, the Series 1999-A Preferred Stock or any Series 1999-B Parity Securities, dividends may be declared and paid upon any such shares, but only if such dividends are declared and paid pro rota so that the amount of dividends declared and paid per share on the Series 1999-B Preferred Stock, the Series 1999-A Preferred Stock and any other Series 1999-B Parity Securities, in all cases shall bear to each other the same ratio that the amount of accumulated but unpaid dividends per share on the shares of the Series 1999-B Preferred Stock, the Series 1999-A Preferred Stock and such other Series 1999-B Parity Securities bear to each other.

(iii) Any dividend payment made on shares of Series 1999-B Preferred Stock shall be credited first against the dividends accumulated with respect to the earliest Dividend Period for such Series 1999-B Preferred Stock for which dividends have not been paid.

(4) Liquidation Preference.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Bank which occurs before April 30, 2010, the holders of shares of Series 1999-B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Bank available for distribution to its stockholders an amount in cash equal to the Series 1999-B Liquidation Value for each share outstanding, plus an amount in cash equal to all accumulated but unpaid dividends thereon, whether or not earned or declared, before any payment shall be made or any assets distributed to the holders of Series 1999-B Junior Securities. If the assets of the Bank are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series 1999-B Preferred Stock and any Series 1999-B Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series 1999-B Preferred Stock and the holders of outstanding shares of such Series 1999-B Parity Securities are entitled were paid in full.

(B) For the purpose of this paragraph i(4), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Bank, nor the consolidation or merger of the Bank with any one or more other corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Bank, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Bank,

(5) Redemption. The Series 1999-B Preferred Stock is not redeemable prior to April 30, 2010. On April 30, 2010 (the “Series 1999-B Redemption Date”), the Series 1999-B Preferred Stock shall be redeemed by the Bank in whole for cash out of any source of funds legally available at a redemption price equal to 100% of the Series 1999-B Liquidation Value per share plus all accumulated and unpaid dividends thereon (the “Series 1999-8 Redemption Price”). The Series 1999-B Preferred Stock is not subject to any sinking fund.

(6) Procedure for Redemption.

(A) Upon redemption of the Series 1999-B Preferred Stock pursuant to Article 6(i)(5) hereof, notice of such redemption (a “Series 1999-B Notice of Redemption”) shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the Series 1999-B Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Bank; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Bank has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the Series 1999-B Redemption Date; (ii) the Series 1999-B Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Series 1999-B Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accumulate on such Series 1999-B Redemption Date unless the Bank shall default in payment of the Series 1999-B Redemption Price; and (v) the CUSIP number of the shares being redeemed.

(B) If a Series 1999-B Notice of Redemption shall have been given as aforesaid and the Bank shall have deposited on or before the Series 1999-B Redemption Date a sum sufficient to redeem the shares of Series 1999-B Preferred Stock as to which a Series 1999-B Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Series 1999-B Redemption Price to the holders thereof, or if no such deposit is made, then upon the Series 1999-B Redemption Date (unless the Bank shall default in making payment of the Series 1999-B Redemption Price), all rights of the holders thereof as stockholders of the Bank by reason of the ownership of such shares (except their right to receive the Series 1999-B Redemption Price thereof without interest) shall cease and terminate and (except their right to receive the Series 1999-B Redemption Price thereof, but without interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Bank shall be entitled to receive, from time to time, from the Transfer Agent the interest, if any, earned on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Series 1999-B Preferred Stock so called for redemption shall not claim the Series 1999-B Redemption Price for its shares within three (3) months after the date of redemption, the Transfer Agent shall, upon demand, pay over to the Bank such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder shall look only to the Bank for payment thereof.

(C) Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Series 1999-B Redemption Date, the Bank shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Series 1999-B Redemption Price for the shares to be redeemed on the Series 1999-B Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Series 1999-B Redemption Price. The Bank may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such investment will be available to the Transfer Agent in the City of New York at the opening of business on such Series 1999-B Redemption Date.

(D) Except as otherwise expressly set forth in this paragraph i(6), nothing contained in these Restated Articles of

Incorporation shall limit any legal right of the Bank to purchase or otherwise acquire any shares of Series 1999-B Preferred Stock at any price, whether higher or lower than the Series 1999-B Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise; provided that the Bank may not purchase or otherwise acquire shares of Series 1999-B Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of the Series 1999-B Preferred Stock for all Dividend Period(s) terminating on or before the date of such purchase or acquisition shall have been or are being contemporaneously paid or set apart for payment.

(E) If the Bank shall not have funds legally available for the redemption of all of the shares of Series 1999-B Preferred Stock on the Series 1999-B Redemption Date, the Bank shall redeem on the Series 1999-B Redemption Date only the number of shares of Series 1999-B Preferred Stock as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Series 1999-B Preferred Stock shall be redeemed, at the option of the Bank, on the earliest practicable date next following the day on which the Bank shall first have funds legally available for the redemption of such shares.

(F) Prior to calling the Series 1999-B Preferred Stock for redemption in accordance with this paragraph i(6), the Bank, by resolution of its Board of Directors, shall, to the extent of the redemption amount, to the extent of any such funds legally available therefor and to the extent permitted by law, declare a dividend on the Series 1999-B Preferred Stock payable on or prior to the Series 1999-B Redemption Date in an amount equal to any accumulated and unpaid dividends on the Series 1999-B Preferred Stock as of such date.

(7) Reacquired Shares. Shares of the Series 1999-B Preferred Stock that have been redeemed, purchased or otherwise acquired by the Bank are not subject to reissuance or resale as shares of Series 1999-B Preferred Stock and shall be held in treasury. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Bank shall designate them again for issuance as part of a series.

(8) Voting Rights. The holders of the Series 1999-B Preferred Stock shall have no voting rights, except as expressly provided for by the terms of this paragraph i(8):

(A) In addition to any vote or consent of stockholders required by law, except as permitted in Articles 6(i)(9)(A) and 6(i)(9)(B), the approval of the holders of two-thirds of the outstanding shares of Series 1999-B Preferred Stock, voting as a class, shall be required for the Bank: (i) to amend, alter or repeal any of the provisions of these Restated Articles of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series 1999-B Preferred Stock so as to materially and adversely affect them; (ii) to authorize the merger, consolidation, or reclassification of the Bank with or into another Person other than subsidiaries wholly owned, directly or indirectly, by the Corporation; (iii) to dissolve, liquidate or wind up the affairs of the Bank; or (iv) to authorize or issue, or obligate itself to authorize or issue, any Series 1999-B Senior Securities.

(B) If at any time dividends on the Series 1999-B Preferred Stock or any other Series 1999-B Parity Securities shall be in arrears in an amount equal to six (6) quarterly dividends, the number of directors constituting the Board of Directors of the Bank shall be increased by two (2) and the holders of the Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities with similar voting rights, voting together as a single class, shall be entitled to elect two (2) additional persons to fill such newly created directorships. At such time as all dividends accumulated on the outstanding Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities with similar voting rights have been fully paid, the rights of such holders to vote as provided in this paragraph i(8)(B) shall cease, subject to renewal from time to time upon the same terms and conditions.

During any period when the holders of the Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities have the right to vote as a class for directors as provided above, the directors so elected by the holders of the Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities with similar voting rights shall continue in office until their successors shall have been elected or until termination of the right of the holders of the Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities to vote as a class for directors. For purposes of the foregoing, the holders of the Series 1999-B Preferred Stock and any other Series 1999-B Parity Securities shall vote in proportion to their respective liquidation preference of the shares of such stock held by them.

(C) With respect to any right of the holders of shares Series 1999-B Preferred Stock to vote on any matter, whether such right is created by this paragraph 1(8)(C), by applicable law or otherwise, no holder of any share of Series 1999-B Preferred Stock shall be entitled to vote, and no share of Series 1999-B Preferred Stock shall be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with a determination of shares entitled to vote or of shares deemed outstanding for quorum purposes, as the case may be, funds sufficient for the redemption of such shares are irrevocably deposited with the Transfer Agent and a Series 1999-B Notice of Redemption has been given by the Bank or an affiliate thereof to the holders of the Series 1999-B Preferred Stock.

(9) Covenants. So long as any shares of Series 1999-B Preferred Stock are outstanding, the Bank covenants and agrees with and for the benefit of the holders of shares of Series 1999-B Preferred Stock that the Bank shall not, without the affirmative vote or consent of holders of two-thirds of the number of shares of Series 1999-B Preferred Stock then outstanding, voting as a separate class at a meeting duly called and held:

(A) amend, alter or repeal any provisions of these Restated Articles of Incorporation (existing prior to and at the time of such vote) so as to materially and adversely affect the rights, preferences, privileges or restrictions of the holders of Series 1999-B Preferred Stock, except that this subsection (A) shall not apply to steps taken by the Bank to issue and the Issuance of other preferred stock by the Bank; or

(B) consolidate, merge, or reclassify with or into any other Person, or permit any merger of another Person into the Bank, or enter into a voluntary liquidation or voluntary dissolution of the Bank or enter into a share exchange with another Person, except that the Bank may consolidate, merge, or reclassify with or into another Person or enter a share exchange with another Person if such other Person is a corporation organized under the laws of a state of the United States, such other Person expressly assumes all obligations and commitments of the Bank pursuant to such consolidation, merger, reclassification or share exchange, the outstanding shares of Series 1999-B Preferred Stock are exchanged for, reclassified as or converted into shares of the surviving corporation which have preferences, limitations and relative voting and other rights substantially identical to those of the Series 1999-B Preferred Stock, after giving effect to such merger, consolidation, reclassification or share exchange, no default, or event which with the giving of notice or passage of time or both could become a default by the Bank of its obligations under these Restated Articles of Incorporation, shall have occurred and be continuing, and the Bank shall have received written notice from each of the Rating Agencies, and delivered a copy of such written notice to the Transfer Agent, confirming that such merger, consolidation, reclassification or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Series 1999-B Preferred Stock then outstanding; provided that the Bank shall have delivered to the Transfer Agent and caused to be mailed to each holder of record of Series 1999-B Preferred Stock, at least thirty (30) days prior to any such merger, consolidation, reclassification or share exchange becoming effective, a notice describing such merger, consolidation, reclassification or share exchange, together with an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation, reclassification or share exchange complies with the requirements of these Restated Articles of Incorporation and that all conditions precedent herein provided for relating to such transaction have been complied with.

j. Definitions. For the purpose of these Restated Articles of Incorporation, the following terms shall have the meanings indicated:

"Bank" means Regions Bank, an Alabama bank.

"Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a day on which banking institutions in the City of New York, New York are authorized or required by law or executive order to close.

"Corporation" means Regions Financial Corporation, a Delaware corporation, or any successor corporation resulting from the merger or consolidation of Regions Financial Corporation with another corporation.

"Dividend Payment Date" means each January 31, April 30, July 31 and October 31 of each year.

"Dividend Period" is the period from a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date.

"Issue Date" means the first date on which shares of Series 1999-A Preferred Stock and Series 1999-B Preferred Stock are issued.

"Moody's" means Moody's Investors Service, inc., or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Series 1999-A Preferred Stock or the Series 1999-B Preferred Stock.

“Officer’s Certificate” means a certificate signed by the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Bank.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Bank.

“Person” means any individual, firm, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

“Rating Agencies” means Moody's (and any successor thereto), Standard & Poor’s (and any successor thereto) and any other nationally recognized statistical rating organizations assigning, at the Bank’s request, ratings to the shares of Series 1999-A Preferred Stock or Series 1999-B Preferred Stock.

“Record Date” means the 15th day of the month in which the applicable Dividend Payment Date falls for dividends declared by the Board of Directors.

“Series 1999-A Junior Securities” has the meaning set forth in Article 6(h)(2) hereof.

“Series 1999-A Liquidation Value” has the meaning set forth in Article 6(h)(1) hereof.

“Series 1999-A Notice of Redemption” has the meaning set forth in Article 6(h)(6) hereof.

“Series 1999-A Parity Securities” has the meaning set forth in Article 6(h)(2) hereof.

“Series 1999-A Preferred Stock” has the meaning set forth in Article 6(h)(1) hereof.

“Series 1999-A Redemption Date” has the meaning set forth in Article 6(h)(5) hereof.

“Series 1999-A Redemption Price” has the meaning set forth in Article 6(h)(5) hereof.

“Series 1999-A Senior Securities” has the meaning set forth in Article 6(h)(2) hereof.

“Series 1999-B Junior Securities” has the meaning set forth in Article 6(i)(2) hereof.

“Series 1999-B Liquidation Value” has the meaning set forth in Article 6(i)(1) hereof.

“Series 1999-B Notice of Redemption” has the meaning set forth in Article 6(i)(6) hereof.

“Series 1999-8 Parity Securities” has the meaning set forth in Article 6(i)(2) hereof.

“Series 1999-B Preferred Stock” has the meaning set forth in Article 6(i)(1) hereof.

“Series 1999-B Redemption Date” has the meaning set forth in Article 6(i)(5) hereof.

“Series 1999-B Redemption Price” has the meaning set forth in Article 6(i)(5) hereof.

“Series 1999-B Senior Securities” has the meaning set forth in Article 6(i)(2) hereof.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc. or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Series 1999-A Preferred Stock or the Series 1999-B Preferred Stock.

“Substitute Rating Agency” means a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) selected by the Bank and designated as such in a certificate executed on behalf of the Bank and filed with the corporate records of the Bank.

“Transfer Agent” means a bank or trust company as may be appointed from time to time by the Board of Directors of the Bank, or a committee thereof, to act as transfer agent, paying agent and registrar of the Series 1999-A Preferred Stock and the Series 1999-B Preferred Stock.

7. The Chief Executive Officer, Secretary, Board of Directors, or holder(s) of at least 90% of the issued and outstanding voting stock of the Bank may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of Alabama, notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the stock transfer book of this Bank.

8. The Bank reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter provided by law, at any regular or special meeting of the shareholders, and all rights conferred upon officers, directors and shareholders of the Bank hereby are granted subject to this reservation.

9. The Bank shall indemnify its officers, directors, employees, and agents to the fullest extent permitted by the Constitution and laws of the State of Alabama.

4. This Restatement of the Articles of Incorporation was duly adopted by vote of the directors of the corporation pursuant to Section 10-2B-10.03 of the Alabama Business Corporation Act and was approved by the sole shareholder in accordance with Section 10-2B-10.03, by unanimous consent of the holder of 21,546 shares of common stock, constituting all of the shares of common stock of the corporation outstanding, indisputably represented, and entitled to vote on the amendment. The date of adoption of the restated Articles of Incorporation was July 19, 2007.

IN WITNESS WHEREOF, said Regions Bank has caused this Certificate to be signed by John D. Buchanan, its Executive Vice President, General Counsel and Corporate Secretary, this 19th day of July, 2007.

REGIONS BANK

By:	/s/ John D. Buchanan
John D. Buchanan, Executive Vice President, General Counsel and Corporate Secretary

STATE OF ALABAMA

COUNTY OF JEFFERSON

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that John D. Buchanan, whose name as Executive Vice President, General Counsel and Corporate Secretary of Regions Bank, an Alabama corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the foregoing instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this 19th day of July, 2007.

Illegible
Notary Public
My Commission Expires: 04-28-11

Exhibit 4 to Form T-1

BY-LAWS OF

REGIONS BANK

(As amended and restated May 13, 2010)

ARTICLE I. OFFICES

Section 1. Registered Office.

The registered office shall be established and maintained at the office of the CSC Lawyers Incorporating Service, Inc., in the City of Montgomery, in the County of Montgomery, in the State of Alabama, and said corporation shall be the registered agent of this Bank in charge thereof.

Section 2. Other Offices.

The Bank may have other offices, either within or without the State of Alabama, at such place or places as the Board of Directors may from time to time appoint or the business of the Bank may require.

Section 3. Principal Place of Business.

The principal place of business of the Bank shall be in Birmingham, Alabama.

ARTICLE II. MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting.

Annual meetings of stockholders for the election of Directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Alabama, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.

At each annual meeting, the stockholders entitled to vote shall elect Directors, and they may transact such other corporate business as may properly come before the meeting.

Section 2. Special Meetings.

Special meetings of the stockholders for any purpose or purposes, other than the election of Directors, may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, or by resolution of the Directors. Special meetings of stockholders may be held at such time and place, within or without the State of Alabama, as shall be stated in the notice of the meeting.

Section 3. Voting.

The vote of a majority of the votes cast by the shares entitled to vote on any matter at a meeting of stockholders at which a quorum is present shall be the act of the stockholders on that matter, except as otherwise required by law or by the articles of incorporation of the Bank.

Section 4. Quorum.

A majority of the outstanding shares of the Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at meetings of stockholders. If less than a majority of the outstanding shares are represented, a majority of the shares so represented may adjourn the meeting from time to time without further notice, but until a quorum is secured no other business may be transacted. The stockholders present at a duly organized meeting may continue to transact business until an adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

ARTICLE III. DIRECTORS

Section 1. Number and Term.

The number of Directors which shall constitute the whole Board of Directors shall be fixed, from time to time, by resolutions adopted by the Board of Directors, but shall not be less than three persons. The number of Directors shall not be reduced so as to shorten the term of any Director at the time in office.

At each annual meeting of stockholders, all Directors shall be elected for terms of one year, and except as hereinafter provided, each Director shall hold office until the next annual meeting or until his or her successor shall have been elected and qualified, or until his or her earlier retirement, death, resignation or removal. Directors need not be residents of Alabama.

Section 2. Chairman of the Board and Vice Chairman of the Board.

The Board of Directors shall by majority vote designate from time to time from among its members a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors of the Bank. He or she shall have and perform such duties as prescribed by the By-Laws and by the Board of Directors. The position of Chairman of the Board is a Board position, provided however, the position of Chairman of the Board may be held by a person who is also an officer of the Bank.

The Board of Directors may by majority vote designate from time to time from among its members one or more Vice Chairmen of the Board. A Vice Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors of the Bank which the Chairman of the Board shall be unable to attend. He or she shall assist the Chairman of the Board in the exercise of his or her duties and shall have and perform such duties as are prescribed from time to time by the Board of Directors. In the event of the death or incapacity of the Chairman of the Board, he or she shall perform all the duties of the Chairman of the Board until the next annual meeting of the stockholders or until the Board shall have sooner elected a successor Chairman of the Board. The position of Vice Chairman of the Board is a Board position, provided however, that the position of Vice Chairman of the Board may be held by a person who is also an officer of the Bank.

In the absence of the Chairman of the Board and Vice Chairman of the Board or in case of their inability to act, the Independent Lead Director, if at the time a Director of the Bank has been designated by the Board of Directors as such, shall have and exercise all the powers and duties of such office and shall preside at all meetings of the Board of Directors. If at any Board of Directors meeting none of such persons is present or able to act, the Board of Directors shall select one of its members as acting chair of the meeting or portion thereof.

Section 3. Resignations.

Any Director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time of its receipt by the Chairman of the Board, Chief Executive Officer, the President, or the Secretary or at such other time as may be specified therein. The acceptance of a resignation shall not be necessary to make it effective.

Section 4. Vacancies.

If the office of any Director becomes vacant, the remaining Directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

Section 5. Removal.

Any Director may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Bank entitled to vote generally in the election of Directors considered for this purpose as one class cast at a meeting of the stockholders called for that purpose.

Section 6. Powers.

The Board of Directors shall exercise all the powers of the Bank except such as are by law, by the Articles of Incorporation of the Bank or pursuant to the Bank’s bylaws conferred upon or reserved to the stockholders.

Section 7. Meetings.

A regular meeting of the Board of Directors shall be held immediately before or after the annual meeting of stockholders. Additional regular meetings of the Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Secretary on the written request of a majority of the Board of Directors on at least two days’ notice to each Director and shall be held at such place or places as may be determined by the Directors, or as shall be stated in the call of the meeting.

Unless otherwise restricted by the Articles of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 8. Quorum.

A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. Notwithstanding the withdrawal of enough Directors to leave less than a quorum, the Directors present at a duly organized meeting may continue to transact business until adjournment.

Section 9. Compensation.

Directors shall not receive any stated salary for their services as Directors or as members of committees, except that by resolution of the Board of Directors, retainer fees, meeting fees, and expenses of attendance at meetings may be authorized. Nothing herein contained shall be construed to preclude any Director from serving the Bank in any other capacity as an officer, agent or otherwise, and receiving compensation therefore.

Section 10. Action Without Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 11. Committees.

A majority of the whole Board of Directors shall have the authority to designate one or more committees, each committee to consist of one or more of the Directors of the Bank. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these By-Laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Bank, and may authorize the seal of the Bank to be affixed to all papers which may require it; provided, however, that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 12. Eligibility.

No person shall be eligible to serve as Director of the Bank unless such person shall be the owner of shares of stock of the parent holding company of the number and held in the manner sufficient to meet the requirements of any applicable law or regulation in effect requiring the ownership of Directors’ qualifying shares.

Section 13. Directors Protected.

Each Director shall in the performance of his or her duties be fully protected in relying in good faith upon reports made to the Directors by the officers of the Bank or by state or federal bank examiners or by any independent accountant or by any appraiser selected with reasonable care, or by counsel, or by a committee of the Board, or in relying in good faith upon other records or books of account of the Bank.

ARTICLE IV. OFFICERS

Section 1. Officers, Elections, Terms.

The officers of the Bank shall be a Chief Executive Officer; a President; one or more Regional or Local Presidents if the Board so determines; one or more Vice Presidents, who may be designated Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, and Assistant Vice Presidents; a Secretary; one or more Assistant Secretaries; a Chief Financial Officer; a Controller; an Auditor; and such other officers as may be deemed appropriate. All of such officers shall be appointed annually by the Board of Directors to serve for a term of one year and until their respective successors are appointed and qualified or until such officer’s earlier death, resignation, retirement, or removal, except that the Board of Directors may delegate the authority to appoint officers holding the position of Senior Executive Vice President and below in accordance with procedures established or modified by the Board from time to time. Those Officers who serve in the Trust Department shall be so designated by the word “Trust” in their title. None of the officers of the Bank need be Directors. More than one office may be held by the same person.

Section 2. Chief Executive Officer.

The Board of Directors shall appoint a Chief Executive Officer of the Bank. The Chief Executive Officer is the most senior executive officer of the Bank, and shall be vested with authority to act for the Bank in all matters and shall have general supervision of the Bank and of its business affairs, including authority over the detailed operations of the Bank and over its personnel, with full power and authority during intervals between sessions of the Board to do and perform in the name of the Bank all acts and deeds necessary or proper, in his or her opinion, to be done and performed and to execute for and in the name of the Bank all instruments, agreements, and deeds which may be authorized to be executed in behalf of the Bank or which may be required by law. The Chief Executive Officer may, but need not, also hold the office of President.

Section 3. President.

The President shall, subject to the control of the Board of Directors and of any committee of the Board having authority in the premises, have, and may exercise the authority to act for the Bank in all ordinary matters and perform other such duties as directed by the By-Laws, the Board of Directors, or the Chief Executive Officer. Among the officers of the Bank, the President is subordinate to only the Chief Executive Officer and is senior to the other officers of the Bank. The authority of the President shall include authority over the detailed operations of the Bank and over its personnel with full power and authority during intervals between sessions of the Board to do and perform in the name of the Bank all acts and deeds necessary or proper, in his or her opinion, to be done and performed and to execute for and in the name of the Bank all instruments, agreements, and deeds which may be authorized to be executed in behalf of the Bank or which may be required by law.

Section 4. Vice Presidents.

The Vice Presidents shall, subject to the control of the Board of Directors, the Chief Executive Officer or the President, have and may exercise the authority vested in them in all proper matters, including authority over the detailed operations of the Bank and over its personnel.

Section 5. Chief Financial Officer.

The Chief Financial Officer or his designee shall have custody of all funds of the Bank. He or his designee shall have and perform such duties as are incident to the office of Chief Financial Officer and such other duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, or the President.

Section 6. Secretary.

The Secretary shall keep minutes of all meetings of the stockholders and the Board of Directors unless otherwise directed by those bodies. The Secretary, or in his absence, any Assistant Secretary, shall attend to the giving and serving of all notices of the Bank. He shall perform all the duties incident to the office of Secretary, subject to the control of the Board of Directors, and shall do and perform such other duties as may from time to time be assigned by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President.

Section 7. Controller.

The Controller shall, under the direction of the Chief Executive Officer, the President, the Chief Financial Officer, or a more senior officer, have general supervision and authority over all reports required of the Bank by law or by any public body or officer or regulatory authority pertaining to the condition of the Bank and its assets and liabilities. The Controller shall have general supervision of the books and accounts of the Bank and its methods and systems of recording and keeping accounts of its business transactions and of its assets and liabilities. The Controller shall be responsible for preparing statements showing the financial condition of the Bank and shall furnish such reports and financial records as may be required of him or her by the Board of Directors or by the Chief Executive Officer, the President, the Chief Financial Officer, or other more senior officer.

Section 8. Auditor.

The Auditor’s office may be filled by an employee of the Bank or his or her duties may be performed by an employee or committee of the parent company of the Bank. The Auditor shall have general supervision of the auditing of the books and accounts of the Bank, and shall continuously and from time to time check and verify the Bank’s transactions, its assets and liabilities, and the accounts and doings of the officers, agents and employees of the Bank with respect thereto. The Auditor whether an employee of the Bank or of its parent shall be directly accountable to and under the jurisdiction of the Board of Directors and, if applicable, its designated committee, acting independently of all officers, agents and employees of the bank. The Auditor shall render reports covering matters in his or her charge regularly and upon request to the Board and, if applicable, its designated committee.

Section 9. Other Officers and Agents.

The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The functions of a cashier of the Bank may be performed by the Controller or any other officer of the Bank whose area of responsibility includes the function to be performed.

Section 10. Officer in Charge of Trust Department.

The officer in charge of the Trust Department shall be designated as such by the Board of Directors and shall have the word “Trust” included in or appended to his or her title and shall exercise general supervision and management over the affairs of the Trust Department. That officer is hereby empowered to appoint all necessary agents or attorneys; also to make, execute and acknowledge all checks, bonds, certificates, deeds, mortgages, notes, releases, leases, agreements, contracts, bills of sale, assignments, transfers, powers of attorney or of substitution, proxies to vote stock, or any other instrument in writing that may be necessary in the purchase, sale, mortgage, lease, assignment, transfer, management or handling, in any way of any property of any description held or controlled by the Bank in any fiduciary capacity. Said officer shall have such other duties and powers as shall be designated by the Board of Directors.

Section 11. Other Officers in Trust Department.

The various other officers in the Trust Department shall each have the word “Trust” in their title and are empowered and authorized to make, execute, and acknowledge all checks, bonds, certificates, deeds, mortgages, notes, releases, leases, agreements, contracts, bills of sale, assignments, transfers, powers of attorney or substitution, proxies to vote stock or any other instrument in writing that may be necessary to the purchase, sale, mortgage, lease, assignments, transfer, management or handling in any way, of any property of any description held or controlled by the Bank in any fiduciary capacity.

Section 12. Removal and Retirement of Officers.

At its pleasure, the Board of Directors may remove any officer from office at any time by a majority vote of the Board, provided however that the terms of any employment or compensation contract shall be honored according to its terms. An individual’s status as an officer will terminate without the necessity of any other action or ratification immediately upon termination for any reason of the individual’s employment by the Bank.

ARTICLE V. MISCELLANEOUS

Section 1. Certificates of Stock.

Certificates of stock of the Bank shall be signed by the President and the Secretary of the Bank, which signatures may be represented by a facsimile signature. The certificate may be sealed with the seal of the Bank or an engraved or printed facsimile thereof. The certificate represents the number of shares of stock registered in certificate form owned by such holder.

Section 2. Lost Certificates.

In case of the loss or destruction of any certificate of stock, the holder or owner of same shall give notice thereof to the Chief Executive Officer, the President, any Vice President, or the Secretary of the Bank and, if such holder or owner shall desire the issue of a new certificate in the place of the one lost or destroyed, he or she shall make affidavit of such loss or destruction and deliver the same to any one of said officers and accompany the same with a bond with surety satisfactory to the Bank to indemnify the Bank and save it harmless against any loss, cost or damage in case such certificate should thereafter be presented to the Bank, which affidavit and bond shall be, at the discretion of the deciding party listed in this Section 2, unless so ordered by a court having jurisdiction over the matter, approved or rejected by the Board of Directors or by the Chief Executive Officer or by the President or an Executive or Senior Vice President before the issue of any new certificate.

Section 3. Transfer of Shares.

Title to a certificate and to the shares represented thereby can be transferred only by delivery of the certificate endorsed either in blank or to a specified person by the person appearing by the certificate to be the owner of the shares represented thereby, or by delivery of the certificate and a separate document containing a written assignment of the certificate or a power of attorney to sell, assign, or transfer the same or the shares represented thereby, signed by the person appearing by the certificate to be the owner of the shares represented thereby. Such assignment or power of attorney may be either in blank or to a specified person.

No fractional part of a share of stock shall ever be issued by this Bank.

In order that the Bank may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Dividends.

Subject to the provisions of the Articles of Incorporation, the Board of Directors may, out of funds legally available therefore at any regular or special meeting, declare dividends upon the capital stock of the Bank as and when they deem expedient. Before declaring any dividend there may be set apart out of any fund of the Bank available for dividends, such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Directors shall deem conducive to the interests of the Bank. No dividends shall be declared which exceed the amounts authorized by applicable laws and regulations or are otherwise contrary to law.

Section 7. Seal.

The corporate seal of the Bank shall be circular in shape and shall include the words “Regions Bank” around the outer edge of the circle and the word “Seal” in the center of the circle. The seal may also include appropriate descriptors, such as the words: “An Alabama Banking Corporation”. The Secretary of the Bank shall have custody of the seal and is authorized to affix the same to instruments, documents, and papers as required by law or as customary or appropriate in the Secretary’s judgment and discretion. Without limiting the general authority of the Board of Directors of the Bank to name, appoint, remove, and define the duties of officers of the Bank, the Secretary is further authorized to cause reproductions of the seal to be made, distributed to, and used by officers and employees of the Bank whose duties and responsibilities involve the execution and delivery of instruments, documents, and papers bearing the seal of the Bank. In this regard, the Secretary is further authorized to establish, implement, interpret, and enforce policies and procedures governing the use of the seal and the authorization by the Secretary of officers and employees of the Bank to have custody of and to use the seal. Such policies and procedures may include (i) the right of the Secretary to appoint any Bank employee as an Assistant Secretary of the Bank, if such appointment would, in the Secretary’s judgment, be convenient with respect to such employee’s custody and use of a seal and/or (ii) the right of the Secretary to authorize Bank employees to have and use seals as delegates of the Secretary without appointing such employees as Assistant Secretaries of the Bank.

Section 8. Fiscal Year.

The fiscal year of the Bank shall be the calendar year.

Section 9. Checks, Drafts, Transfers, etc.

The Chief Executive Officer, the President, any Regional or Local President, any Vice President or Assistant Vice President, any Trust Officer or any Assistant Trust Officer, or Branch Manager or any other employee designated by the Board of Directors, is authorized and empowered on behalf of the Bank and in its name to sign and endorse checks and warrants, to draw drafts, to issue and sign cashier’s checks, to guarantee signatures, to give receipts for money due and payable to the Bank, to sell, assign and transfer shares of capital stock, bonds, or other personal property or securities standing in the name of or held by the Bank, whether in its own right or in any fiduciary capacity, and to make or join in such consents, requests or commitments with respect to the same as may be appropriate or authorized as to the holder thereof, and to sign such other papers and do such other acts as are necessary in the performance of his or her duties. The authority conveyed to any employee designated by the Board may be limited by general or specific resolution of the Board.

Section 10. Notice and Waiver of Notice.

Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States, mail, postage, prepaid, or by telegram, teletype, facsimile transmission or other form of wire, wireless, or other electronic communication or by private carrier addressed to the person entitled thereto at his address as it appears on the records of the Bank, and such notice shall be deemed to have been given on the date of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of meetings except as otherwise provided by statute.

Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Articles of Incorporation of the Bank or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 11. Right of Indemnity.

To the full extent allowed by Section 10-2B-8.5 et seq. of the Code of Alabama (1975), or any statute amendatory or supplemental thereof, the Bank shall indemnify and hold harmless each director or officer now or hereafter serving the Bank against any loss and reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any claim, or any action, suit or proceeding against him or her or in which he or she is made a party, by reason of his or her being or having been a Director or officer of the Bank, or who, while a Director or officer of the Bank, is or was serving as at the Bank’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Such right of indemnity shall not be deemed exclusive of any other rights to which such Director or officer may be entitled under any statute, article of incorporation, rule of law, other bylaw, agreement, vote of stockholders or directors, or otherwise. Nor shall anything herein contained restrict the right of the Bank to indemnify or reimburse any officer or Director in any proper case even though not specifically provided for herein. The Bank may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate on behalf of said Directors or officers so as to offset any potential liability asserted against said Directors or officers acting in such capacity as described in these By-Laws.

Section 12. Execution of Instruments and Documents.

The Chief Executive Officer, or the President, or any Regional or Local President or any Vice President is authorized, in his or her discretion, to do and perform any and all corporate and official acts in carrying on the business of the Bank, including, but not limited to, the authority to make, execute, acknowledge, accept and deliver any and all deeds, mortgages, releases, bills of sale, assignments, transfers, leases (as lessor or lessee), powers of attorney or of substitution, servicing or sub-servicing agreements, vendor agreements, proxies to vote stock or any other instrument in writing that may be necessary in the purchase, sale, lease, assignment, transfer, discount, management or handling in any way of any property of any description held, controlled or used by Bank or to be held, controlled or used by Bank, either in its own or in its fiduciary capacity and including the authority from time to time to open bank accounts with the Bank or any other institution, to borrow money in such amounts for such lengths of time, at such rates of interest and upon such terms and conditions as any said officer may deem proper and to evidence the indebtedness thereby created by executing and delivering in the name of the Bank promissory notes or other appropriate evidences of indebtedness, and to guarantee the obligations of any subsidiary or affiliate of the Bank, The enumeration herein of particular powers shall not restrict in any way the general powers and authority of said officers.

By way of example and not limitation, such officers of the Bank are authorized to execute, accept, deliver and issue, on behalf of the Bank and as binding obligations of Bank, such agreements and instruments as may be within the officer’s area of responsibility, including, as applicable, agreements and related documents (such as schedules, confirmations, transfers, assignments, acknowledgments, and other documents) relating to derivative transactions, loan or letter of credit transactions, syndications, participations, trades, purchase and sale or discount transactions, transfers and assignments, servicing and sub-servicing agreements, vendor agreements, securitizations, and transactions of whatever kind or description arising in the conduct of the Bank’s business.

The authority to execute and deliver documents, instruments, and agreements may be limited by resolution of the Board of Directors, by a committee of the Board of Directors, by the Chief Executive Officer, or by the President, by reference to subject matter, category, amount, geographical location, or any other criteria, and may be made subject to such policies, procedures, and levels of approval as may be adopted or amended from time to time.

Section 13. Voting Bank’s Securities.

Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President or above, the Controller, the Bank’s General Counsel, and any other officer as may be designated by the Board of Directors shall have full power and authority on behalf of the Bank to attend, and to act and to vote, and to execute a proxy or proxies empowering others to attend, and to act and to vote, at any meetings of security holders of any of the corporations in which the Bank may hold securities and, at such meetings, such officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities which, as the owner thereof, the Bank might have possessed and exercised, if present.

Section 14. Bonds of Officers and Employees.

The Board of Directors shall from time to time designate the officers and employees who shall be required to give bond and fix the amounts thereof.

Section 15. Satisfaction of Loans.

On payment of sums lent, for which security shall have been taken either by way of mortgage or other lien on real or personal property or by the pledge of collateral, whether said loans have been made from funds of the Bank or from funds held in fiduciary capacity, any officer of the Bank shall have the power and authority to enter the fact of payment or satisfaction on the margin of the record of any such security or in any other legal manner to cancel such indebtedness and to release said security, and the Chief Executive Officer or the President or any Regional or Local President or any Vice President of the Bank shall have power and authority to execute a power of attorney authorizing the cancellation, release or satisfaction of any mortgage or other security given to the Bank in its corporate or fiduciary capacity, by such person as he or she may in his or her discretion appoint.

Section 16. Emergencies.

In the event of an emergency declared by the President of the United States or the person performing his or her functions, the officers and employees of this Bank will continue to conduct the affairs of the Bank under such guidance from the Directors as may be available except as to matters which by statute require specific approval of the Board of Directors and subject to conformance with any governmental directives or directives of the Federal Deposit Insurance Corporation during the emergency.

ARTICLE VI. AMENDMENTS

Except as otherwise provided herein or in the articles of incorporation of the Bank, these By-Laws may be amended or repealed by the affirmative vote of a majority of the Directors then holding office at any regular or special meeting of the Board of Directors, and the Stockholders may make, alter or repeal any By-Laws, whether or not adopted by them.

Exhibit 6 to Form T-1

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, Regions Bank hereby consents that reports of examination of Regions Bank by Federal, State, Territorial or District regulatory authorities may be furnished by such regulatory authorities to the Securities and Exchange Commission upon request therefor.

Dated: May 23, 2012

REGIONS BANK

By:	/s/ Caroline Oakes
Caroline Oakes Senior Vice President and Trust Officer

Exhibit 7 to Form T-1

REPORT OF CONDITION

Consolidating domestic and foreign subsidiaries of the

Regions Bank

in the state of AL at close of business on March 31, 2012

published in response to call made by (Enter additional information below)

Statement of Resources and Liabilities

	Dollar Amounts in Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		1,942,835
Interest-bearing balances		5,266,785
Securities:
Held-to-maturity securities		5,703
Federal funds sold and securities purchased under agreements to resell:
Available-for-sale securities		26,409,333
Federal funds sold in domestic offices		0
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		1,053,742
Loans and leases, net of unearned income	76,723,003
LESS: Allowance for loan and lease losses	2,530,346
Loans and leases, net of unearned income and allowance		74,192,657
Trading Assets		629,555
Premises and fixed assets (including capitalized leases)		2,319,529
Other real estate owned		238,434
Investments in unconsolidated subsidiaries and associated companies		0
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		4,242,336
Other intangible assets		607,195
Other assets		7,804,883

Total assets		124,712,987

REPORT OF CONDITION (Continued)

LIABILITIES

	Dollar Amounts in Thousands
DEPOSITS:
In domestic offices		100,236,934
Noninterest-bearing	29,803,791
Interest-bearing	70,433,143
In foreign offices, Edge and Agreement subsidiaries, and IBFs		363,522
Noninterest-bearing	0
Interest-bearing	363,522
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		19,320
Securities sold under agreements to repurchase		1,898,628
Trading liabilities		530,244
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		1,165,763
Subordinated notes and debentures		2,143,366
Other liabilities		1,824,665

Total liabilities		108,182,442

EQUITY CAPITAL
Bank Equity Capital
Perpetual preferred stock and related surplus		0
Common stock		103
Surplus (excludes all surplus related to preferred stock)		20,501,160
Retained earnings		(4,164,292)
Accumulated other comprehensive income		(61,923)
Other equity capital components		0

Total bank equity capital		16,275,048

Noncontrolling (minority) interests in consolidated subsidiaries		255,497

Total equity capital		16,530,545

Total liabilities and equity capital		124,712,987